ConforMIS Reports Third Quarter 2016 Financial Results
BEDFORD, Mass., November 3, 2016 (GLOBE NEWSWIRE) -- ConforMIS, Inc. (NASDAQ:CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are customized to fit each patient's unique anatomy, announced today financial results for the third quarter ended September 30, 2016.
Q3 Summary:

•	Total revenue of $18.6 million, up 34% year-over-year on a reported basis and up 35% year-over-year on a constant currency basis.

•	Product revenue of $18.4 million, up 36% year-over-year on a reported basis and up 37% year-over-year on a constant currency basis

o	U.S. product revenue increased 43% year-over-year

o	Rest of World product revenue increased 14% year-over-year on a reported basis and 18% year-over-year on a constant currency basis
“We had a solid third quarter of 2016,” said Philipp Lang, MD, MBA, President and Chief Executive Officer of ConforMIS, Inc. “We saw double digit growth in our base business year-over-year with iTotal CR and our partial knee systems. The revenue growth for our newest product, iTotal PS, has been impressive. This innovative product approximately triples the addressable market for ConforMIS and is rapidly becoming our flagship product for new surgeon acquisition.”
Dr. Lang continued, “We have completed enrollment in our single timepoint study comparing iTotal CR to leading off-the-shelf implants in over 800 patients. The results to-date show that patients that received an iTotal CR implant were significantly faster at completing three functional tests of daily living, including walking, than patients with an off-the-shelf implant. We believe that this and other direct comparative studies will help us increase the utilization of our implants with current and new surgeons.”

Third Quarter 2016 Financial Results

	Three months ended September 30,		Increase/decrease
($, in thousands)	2016	2015	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$14,954	$10,466	$4,488	43%	43%
Rest of world	3,446	3,024	421	14%	18%
Product revenue	18,400	13,490	4,910	36%	37%
Royalty revenue	243	404	(161)	-40%	-40%
Total revenue	$18,643	$13,894	$4,749	34%	35%

Total revenue increased $4.7 million to $18.6 million, or 34% year-over-year on a reported basis and 35% year-over-year on a constant currency basis, as compared to the third quarter of 2015, which was affected by our product recall. Total revenue in the third quarter of 2016 included royalty revenue of $0.2 million as compared to $0.4 million in the third quarter of 2015.
Product revenue increased $4.9 million to $18.4 million, or 36% year-over-year on a reported basis and 37% year-over-year on a constant currency basis. U.S. product revenue increased $4.5 million to $15.0 million, or 43% year-over-year, and Rest of World product revenue increased $0.4 million to $3.4 million, or 14% year-over-year on a reported basis and 18% on a constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni increased $1.7 million to $14.4 million, or 13% year-over-year on a reported basis and 14% year-over-year on a constant currency basis. Product revenue from sales of iTotal PS increased $3.2 million to $4.0 million, or 401% year-over-year on a reported basis and 403% year-over-year on a constant currency basis.
Gross profit increased $3.2 million to $6.0 million, or 32% of revenue, which included $1.3 million in unused product, in the third quarter of 2016, compared to $2.8 million, or 20% of revenue, which included $0.8 million in unused product, in the third quarter of 2015. This increase in gross profit was driven primarily by higher product revenue in 2016 compared to 2015.
Total operating expenses decreased $0.1 million to $18.9 million, or 0.4% year-over-year. The decrease in expenses was driven primarily by lower sales and marketing costs and lower general and administrative costs, offset by slightly higher research and development costs compared to the third quarter of 2015.
Net loss was $12.8 million, or $0.31 per basic share, in the third quarter of 2016, compared to a net loss of $17.1 million, or $0.45 per basic share, for the same period last year. This decrease in net loss was driven primarily by higher product revenue in 2016 compared to 2015.
As of September 30, 2016, the Company’s cash and cash equivalents and short and long-term investments totaled $75.8 million, compared to $117.2 million as of December 31, 2015.

Note on Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain information regarding the Company's financial results or projected financial results on a non-GAAP "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis.

Conference Call
As previously announced, ConforMIS will conduct a conference call and webcast today at 4:30 PM Eastern Time. Management will discuss financial results and strategic matters. To participate in the conference call, please call 877-809-6331 (or 615-247-0224 for international) and use conference ID number 5481072 or listen to the webcast in the investor relations section of the company's website at ir.conformis.com. The online archive of the webcast will be available on the company's website for 30 days.

About ConforMIS, Inc.
ConforMIS is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient's unique anatomy. ConforMIS offers a broad line of customized knee implants and pre-sterilized, single-use instruments delivered in a single package to the hospital. In clinical studies, ConforMIS iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. ConforMIS owns or exclusively in-licenses approximately 500 issued patents and pending patent applications that cover customized implants and patient-specific instrumentation for all major joints.
For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at http://ir.conformis.com/.

Cautionary Statement Regarding Forward-Looking Statements
Any statements in this press release about our future expectations, plans and prospects, including statements about our strategy, future operations, future financial position and results, market growth, total revenue and revenue mix by product and geography, operating trends, the potential impact and advantages of using customized implants, as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates regarding the potential market opportunity for our current and future products, our expectations regarding our sales, expenses, and other results of operations, growth in our customer base, the impact of the CJR program, contracting trends, the impact of our voluntary recall on financial results and the other risks and uncertainties described in the "Risk Factors" sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT: Investor contact
Oksana Bradley
ir@conformis.com
(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenue
Product	$18,400	$13,490	$57,486	$43,953
Royalty	243	404	740	3,863
Total revenue	18,643	13,894	58,226	47,816
Cost of revenue	12,645	11,132	39,564	32,371
Gross profit	5,998	2,762	18,662	15,445

Operating expenses
Sales and marketing	9,301	9,433	31,063	27,584
Research and development	4,099	3,885	12,474	12,218
General and administrative	5,503	5,656	17,285	16,790

Total operating expenses	18,903	18,974	60,822	56,592
Loss from operations	(12,905)	(16,212)	(42,160)	(41,147)

Other income and expenses
Interest income	127	24	409	92
Interest expense	(4)	(911)	(104)	(1,380)
Other income (expense)	34	-	34	208
Total other expenses	157	(887)	339	(1,080)
Loss before income taxes	(12,748)	(17,099)	(41,821)	(42,227)
Income tax provision	14	8	27	29

Net loss	$(12,762)	$(17,107)	$(41,848)	$(42,256)

Net loss per share - basic and diluted	$(0.310)	$(0.450)	$(1.010)	$(2.690)
Weighted average common shares outstanding - basic and diluted	41,682,244	37,933,069	41,332,958	15,688,686

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2016	December 31, 2015

Assets	(unaudited)
Current Assets
Cash and cash equivalents	$34,986	$117,185
Investments	38,337	-
Accounts receivable, net	13,839	14,867
Inventories	11,755	11,520
Prepaid expenses and other current assets	2,242	2,451
Total current assets	101,159	146,023
Property and equipment, net	14,985	10,966
Other Assets
Restricted cash	300	600
Investments	2,497	-
Intangible assets, net	808	995
Goodwill	753	753
Other long-term assets	29	32
Total assets	$120,531	$159,369

Liabilities and stockholder's equity
Current liabilities
Accounts payable	$4,392	$4,718
Accrued expenses	6,246	7,811
Deferred revenue	305	305
Current portion of long-term debt	257	295
Total current liabilities	11,200	13,129
Other long-term liabilities	166	220
Deferred revenue	4,396	4,625
Long-term debt	-	183
Total liabilities	15,762	18,157
Stockholders' equity
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 and zero shares authorized at September 30, 2016 and December 31, 2015; no shares issued and outstanding as of September 30, 2016 and December 31, 2015	—	—
Common stock, $0.00001 par value:

Authorized: 200,000,000 shares at September 30, 2016 and December 31, 2015; December 31, 2015; no shares issued and outstanding as of September 30, 2016 and December 31, 2015	—	—
Additional paid-in capital	472,778	467,075
Accumulated deficit	(367,190)	(325,342)
Accumulated other comprehensive loss	(819)	(521)
Total stockholders’ equity	104,769	141,212
Total liabilities and stockholders’ equity	$120,531	$159,369